EMPLOYMENT AGREEMENT

THIS AGREEMENT, signed on December 28, 1994, but made effective as of the 21st day of September, 1994, is by and between SCRIPTEL CORPORATION ("Corporation"), an Ohio corporation and SCRIPTEL HOLDING, INC., ("Holding"), a Delaware corporation with their principal offices located in Columbus, Ohio, hereinafter sometimes collectively referred to as "Scriptel"; and Frederick A. Niebauer, (Niebauer) an individual, residing in Dublin, Ohio.

BACKGROUND INFORMATION

WHEREAS, Scriptel recognizes Niebauer's background in finance, accounting, and financial reporting and

WHEREAS, Scriptel desires to employ the continuing services of Niebauer, and

WHEREAS, Niebauer desires to be in the employ of Scriptel upon the terms and conditions hereinafter set forth,

IT IS THEREFORE agreed:

1. Terms and Duties:  Scriptel hereby employs Niebauer for a period of three
(3) years, from September 21, 1994 to September 22, 1997. Niebauer shall devote his best efforts and work full time toward directing the treasury, accounting, and financial reporting activities of Scriptel, subject to reasonable vacations compatible with his position. Scriptel will generally require Niebauer to work a forty (40) hour week, except that holidays normally celebrated by Scriptel will reduce the normal work week. Niebauer will perform such duties as are normal and customary for an executive officer, and as from time to time prescribed by the President of Scriptel. Niebauer will be required to perform his duties in the general area of Columbus, Ohio, although some travel to customers, suppliers, subsidiaries or others may be expected from time to time (any such travel to be subject to Niebauer's approval). Scriptel and/or Niebauer shall each have the option to renew this Agreement for an additional period of three (3) years under the same terms and conditions as are contained herein by advising the other in writing ninety
(90) days prior to the expiration date of this agreement.

2.  Compensation:  Scriptel shall pay Niebauer the following compensation:

a. A base salary of $75,000 (Seventy Five Thousand Dollars) payable in equal semimonthly installments of the 15th and last day of the month, provided that if the period of employment hereunder shall terminate on any date other than the 15th or last day of a calendar month, then in that event, said installment shall be prorated. In addition to the base salary, Niebauer is to receive at the date of signing this agreement options to purchase 100,000 shares of Common stock of Holding, at a price of $3.00 per share, from the Scriptel Employee Stock Option Plan. Such options will be immediately vested and immediately exercisable and will be restricted at first, but will be included in the first registration statement relating to employee stock options filed after September 21, 1994. In the event Niebauer's employment is terminated while this Agreement is in force other than for proper cause pursuant to paragraph 5b hereof, Niebauer shall be paid all salary (prorated to the date of termination of employment for the year in which termination occurs) to which he is entitled under this Employment Agreement through the date of termination, and shall be paid, in cash within thirty (30) days of such date of termination, the amount of his annual base salary hereunder calculated for the then remaining term of this Agreement; or 12 months, whichever is longer.

b. Said annual base salary shall be increased each year thereafter, beginning with an increase on January 1, 1995. The amount of such increase is to be negotiated annually at least thirty (30) days prior to calendar year end. In no event shall the annual increase be less than a five percent (5%) increase over the annual base salary for the preceding year. Niebauer is eligible to receive bonuses from time to time as authorized by the President and will receive such bonuses when, as, and if any such bonuses are given to other executive officers of Scriptel.

c. Scriptel shall reimburse Niebauer for approved business and travel expenses upon the presentation by Niebauer, from time to time, of an itemized account of such expenditures.

d.  Niebauer shall be entitled to 4 (four) weeks of paid vacation per year.

3. Fringe Benefits: Niebauer shall be entitled to participate immediately in all management fringe benefit programs including, but not limited to, grants of options to purchase shares of common stock of Holding, life and health insurance, or any other benefits, in the same manner as such programs are provided or offered to other officers or employees of Scriptel. After the 1st anniversary year of this Agreement, in the event of termination of Niebauer's employment for any cause, the options and bonuses earned for the year in which such termination occurs shall be prorated to the number of full calendar months which transpired prior to such termination.

4. Illness or Incapacity: If during the term of this Agreement, Niebauer should be prevented from performing his duties by reason of illness or incapacity for an aggregate of three (3) continuous months in any twelve (12) month period, then Scriptel shall not be obligated to pay Niebauer any annual base salary for any period of absence thereafter, other than as may be covered by group insurance, until Niebauer shall have returned to active employment status.

5.  Termination:

a. Subject to the payment provisions of paragraph 2a, above, Scriptel may terminate the employment of Niebauer at any time, without cause. Niebauer may terminate his employment with Scriptel at any time, without notice.

b. Scriptel may terminate the employment of Niebauer at any time for Proper Cause. Proper Cause shall mean (1) the conviction of Niebauer of a felony,
(2) willful failure by Niebauer to perform the material duties of his employment under this Agreement, or (3) any intentional act of dishonesty or intentional breach of trust or good faith affecting Corporation or Holding.
No event which is asserted to constitute Proper Cause under 5b(2) or 5b(3) above shall constitute Proper Cause unless (a) Niebauer is provided with written notice of the events or actions believed to constitute Proper Cause,
(b) Niebauer fails to substantially cure the events or actions within 30 days of the date he actually receives such notice, and (c) a two-thirds majority of the Board of Directors concludes, after providing Niebauer with an opportunity to present facts and arguments and a hearing on the issues, that an event or action described in 5b(2) or 5b(3) has occurred, that Niebauer has failed to make his best efforts to cure the event or action or its effects, that Niebauer did not believe in good faith or have reason to believe in causing the event or action to occur that he was acting in the best interests of Corporation and Holding, and that it is in the best interests of Corporation and Holding to treat the event or action as constituting Proper Cause.

c. If Niebauer dies during the term of this Agreement, Scriptel shall pay to his spouse, if living, or to his estate all base salary and bonuses earned to the date of his death. All rights to purchase stock under this Agreement or any options held by Niebauer shall be exercisable by his spouse, if living, or by his estate for six months following the date of his death.

d. If Scriptel terminates Niebauer's employment for any reason, without proper cause, Scriptel will immediately pay for the services of an outplacement firm, suitable to Niebauer (e.g., Right Associates), to help him in landing another position. Such outplacement firm will provide Niebauer, at a minimum, re-employment consulting services, office and clerical support services, availability of an office and telephone, and such other services as normally provided to executives, for as long as necessary until Niebauer lands another suitable position. Scriptel's costs to purchase such services from the outplacement firm on Niebauer's behalf will be limited to fifty percent (50%) of Niebauer's then-current annual salary.

6. General Indemnification: Corporation and Holding shall indemnify Niebauer if he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation to, an act by or in the right of Scriptel) by reason of the fact that he is or was a director, officer, employee, or agent of corporation or Holding or is or was serving at the request of Corporation or Holding as a director, trustee, officer, employee, partner, joint venturer, or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Corporation or Holding, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect to any derivative claim, issue or matter as to which Niebauer shall have been adjudged to be liable to the Corporation or Holding unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, Niebauer fairly and reasonably is entitled to be indemnified for such expenses. Expenses (including attorney's fees) incurred in defending any civil or criminal action, suit or proceeding referred to in this Section shall be paid by Corporation and Holding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Niebauer to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by Holding or Corporation as authorized in the preceding sentences. The indemnification provided by this Section shall not be deemed exclusive of any other rights to which Niebauer shall be entitled under the common law or the General Corporation Law of the State of Delaware or the Certificate of Incorporation or Bylaws of Corporation or Holding or any agreement, vote of their respective shareholders or directors, or otherwise, both or as to action in his official capacity or as to action in another capacity while holding such office, and shall continue after the termination of this Agreement and shall inure to the benefits of their heirs, executors and administrators of Niebauer.

7. Restrictive Covenant: Niebauer shall devote his best efforts and work full time to effect the advancement of Scriptel and Scriptel's product; he shall not, without the consent of the President of Scriptel, directly or indirectly, alone or as member of a partnership, or as an officer, director, shareholder, or employee, be engaged in or concerned with any business that may be similar to Scriptel while employed by Scriptel or for a period of six
(6) months after employment with Scriptel.

8. Assignment: This Agreement shall inure to the benefit of Niebauer and shall be binding upon Scriptel, its successors or assigns.

9. Arbitration: In the event of any dispute under this Agreement, such dispute shall be settled by arbitration in Columbus, Ohio, in accordance with the then prevailing rules of the American Arbitration Association, and judgement upon the award may be entered in any court having jurisdiction thereof.

10. Entire Agreement: This Agreement constitutes all of the Agreement which has been made between the parties and no attempt shall be made between the parties and no attempt shall be made by either party to assert other than on, before or simultaneously with the execution of this Agreement, that there were any other agreements, promises, representations or understanding made by any of them with respect to the matters contained herein or the relationship between the parties. This Agreement is not subject to reinterpretation or change except by written agreement of the parties hereto.

11. Governing Law: This Agreement has been drafted and executed in the State of Ohio. All questions concerning this Agreement and performance hereunder shall be judged and resolved in accordance with the laws of the State of Ohio.

IN WITNESS WHEREOF, the parties have hereunder set their hands as of the date first herein before written.

SCRIPTEL HOLDING, INC.
By /s/ James W. France, Jr.
James W. France, Jr.
Chairman/CEO

By /s/ Philip A. Schlosser
Philip A. Schlosser
Secretary

SCRIPTEL CORPORATION
By /s/ James W. France, Jr.
James W. France, Jr.
Chairman/CEO

By /s/ Philip A. Schlosser
Philip A. Schlosser
Secretary

INDIVIDUAL
By /s/ Frederick A. Niebauer
Frederick A. Niebauer